Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-196619

CA, Inc.

PRICING TERM SHEET

March 15, 2017

3.600% Senior Notes due 2022 (the “2022 notes”)

Issuer:	CA, Inc.

Ratings*:	Baa2 (stable outlook)/BBB+(stable outlook)/BBB+(stable outlook)

Size:	$500,000,000

Maturity:	August 15, 2022

Coupon (Interest Rate):	3.600%

Yield to Maturity:	3.619%

Spread to Benchmark Treasury:	T+150 basis points

Benchmark Treasury:	1.875% due February 28, 2022

Benchmark Treasury Price and Yield:	98-27+; 2.119%

Interest Payment Dates:	Semi-annually on each February 15 and August 15 of each year, commencing on August 15, 2017

Make-Whole Call:	At any time prior to one month prior to maturity at a discount rate of Treasury plus 25 basis points

Par Call:	On or after the date that is one month prior to maturity, the notes will be redeemable at par

Price to Public:	99.910%

Trade Date:	March 15, 2017

Settlement Date:	March 17, 2017 (T+2)**

Underwriting Discount:	0.600%

Proceeds, after underwriting discount and before expenses, to Issuer:	$496,550,000

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	12673PAH8

ISIN Number:	US12673PAH82

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Senior Co-Managers:

BNP Paribas Securities Corp.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	DNB Markets, Inc. ING Financial Markets LLC KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank SunTrust Robinson Humphrey, Inc.

4.700% Senior Notes due 2027 (the “2027 notes”)

Issuer:	CA, Inc.

Ratings*:	Baa2 (stable outlook)/BBB+(stable outlook)/BBB+ (stable outlook)

Size:	$350,000,000

Maturity:	March 15, 2027

Coupon (Interest Rate):	4.700%

Yield to Maturity:	4.700%

Spread to Benchmark Treasury:	T+212.5 basis points

Benchmark Treasury:	2.250% due February 15, 2027

Benchmark Treasury Price and Yield:	97-05+; 2.575%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on September 15, 2017

Make-Whole Call:	At any time prior to three months prior to maturity at a discount rate of Treasury plus 35 basis points

Par Call:	On or after the date that is three months prior to maturity, the notes will be redeemable at par

Price to Public:	100.000%

Trade Date:	March 15, 2017

Settlement Date:	March 17, 2017 (T+2)**

Underwriting Discount:	0.650%

Proceeds, after underwriting discount and before expenses, to Issuer:	$347,725,000

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	12673PAJ4

ISIN Number:	US12673PAJ49

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Barclays Capital Inc. Citigroup Global Markets Inc.

Senior Co-Managers:

BNP Paribas Securities Corp.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	DNB Markets, Inc. ING Financial Markets LLC KeyBanc Capital Markets Inc. SMBC Nikko Securities America, Inc. Standard Chartered Bank SunTrust Robinson Humphrey, Inc.

Additional Changes to Preliminary Prospectus Supplement

2022 notes and 2027 notes	All references to the “notes” in the Preliminary Prospectus Supplement shall be to the 2022 notes and the 2027 notes, except where the context otherwise requires.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include the funding of some or all of the Veracode Acquisition and the repayment of our 2.875% Senior Notes due 2018. Pending their application for these purposes, these net proceeds will be held in cash or cash equivalents.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Note: We expect that delivery of the notes will be made against payment therefor on the second business day after the date hereof (such settlement being referred to as ‘‘T+2’’). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the prospectus by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com.